Baseline Oil & Gas Corp. Completes $9 Million Private Equity Offering; Acquires
                  24.375% Working Interest in New Albany Shale

San Antonio, Texas, February 2, 2006 - Baseline Oil & Gas Corp. ("Baseline" or the "Company") (OTC BB: BOGA) announced today that it has closed a $9 million private equity offering (the "Offering"), pursuant to which the Company sold a total of 8,181,819 shares of its common stock at a price of $1.10 per share. C.K. Cooper & Company served as our lead placement agent and Gilford Securities Incorporated served as co-placement agent.

      With the net proceeds from the Offering, the Company funded its 50% share of the total $7,000,000 remaining purchase price under its previously announced Purchase Agreement with Aurora Energy, Ltd. Pursuant to that Agreement, the Company's 50% owned subsidiary acquired a 48.75% working interest in certain oil and gas leases located in the New Albany Shale play within the Southern Illinois Basin. The Company also raised sufficient capital to fund its share (approximately $2,250,000) of the anticipated costs and expenses with respect to drilling an initial 10 well program in the New Albany Shale, which is expected to commence during the first quarter of 2006. The balance of the proceeds (approximately $2.5 million) will be used for general working capital. Reference is made to our Report on Form 8-K, to be filed with the SEC on or before February 3, 2006.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp.'s Inc.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Baseline's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

      Contact: Richard Cohen
               CFO
               Baseline Oil & Gas Corp.
               (212) 561-3626